Filed Pursuant to Rule 433
Registration Statement Nos. 333-103545-07 & 333-166301

Subject to Completion and Modification

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.  ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus
relating to the remarketing of

(up to)

$280,825,000*
(*Using an exchange rate of $1.1950 = €1.00)

CLASS A-6 NOTES

SLM Student Loan Trust 2005-9
Issuing Entity

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator

Student Loan-Backed Notes

The remarketing agents are remarketing, on behalf of SLM Student Loan Trust 2005-9, the class A-6 notes (the “class A-6 notes”).  The class A-6 notes were originally issued by the trust on November 15, 2005.  If successfully remarketed on April 25, 2013, the class A-6 notes will have the following terms:

Class	Outstanding Principal Amount	Interest Rate	Price	Next Reset Date	Legal Maturity Date
Class A-6 Notes	$280,825,000	3-month LIBOR plus %	100%	N/A*	October 26, 2026
________________________

*  Absent a failed remarketing of the class A-6 notes or an exercise of the related call option by SLM Corporation or one of its wholly-owned subsidiaries on or before the April 25, 2013 reset date, there will be no subsequent reset dates for the class A-6 notes.

The class A-6 notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of this remarketing or the accuracy or adequacy of this preliminary remarketing prospectus supplement. Any representation to the contrary is a criminal offense.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in SLM Corporation, the sponsor, administrator, servicer, depositor, any remarketing agent or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

_________________ Remarketing Agents
Credit Suisse	Deutsche Bank Securities
________________ April 15, 2013

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Remarketing Prospectus Supplement, dated April 15, 2013 (the “preliminary remarketing prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the preliminary remarketing prospectus supplement.

Exhibit I

The rep lines referred to in the final bullet point on page I-3 of Exhibit I to the preliminary remarketing prospectus supplement can be found at the following website:
http://go.salliemae.com/content/investors/qb/2005-9Data.aspx.

SLM Student Loan Trust 2005-9
Issuing Entity

$280,825,000 Floating Rate Class A-6 Student Loan-Backed Notes

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Servicer and Administrator
________________

Credit Suisse
Deutsche Bank Securities
Remarketing Agents
________________

April 15, 2013